EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 21st day of May, 1997 by and between GLENAYRE TECHNOLOGIES, INC., a Delaware corporation (the "Corporation"), and STANLEY CIEPCIELINSKI (the "Executive").

                              Statement of Purpose

         The Executive has been a valuable employee of the Corporation and wishes to continue his role as a member of the management of the Corporation on the following specific terms and conditions. The Corporation desires to retain the services of the Executive, and the Executive desires to provide services to the Corporation, on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing Statement of Purpose and the terms and provisions of this Agreement, the parties hereto agree as follows:

         1.       Employment and Duties.

         (a) Employment. The Corporation hereby employs the Executive, and the Executive hereby agrees to serve, as the Executive Vice President, Treasurer and Chief Financial Officer of the Corporation pursuant to the terms of this Agreement.

         (b) Duties. In such capacity, the Executive agrees to perform such duties and exercise such powers commensurate with his office as may from time to time be reasonably requested of him by the Chief Executive Officer of the Corporation or the Board of Directors of the Corporation (the "Board") or vested in him by the bylaws of the Corporation, subject to the control and direction of the Chief Executive Officer of the Corporation and the Board. During the Term, the Executive shall:

                  (1) devote substantially all of his business time, attention and abilities to the businesses of the Corporation (including its subsidiaries or affiliates, when so required), and in any case as much thereof as the Chief Executive Officer of the Corporation or the Board may reasonably deem to be necessary for such businesses, provided, that the Executive may engage in personal investment and charitable or community activities so long as such activities do not interfere with the performance of the Executive's duties hereunder;


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                  (2)      faithfully  serve the  Corporation  and use his best
         efforts to promote and develop the  interests of the Corporation; and

                  (3) not acquire, directly or indirectly, any interest in any firm, partnership, association or corporation, the business operations of which may in any manner, directly or indirectly, compete with the trade or businesses conducted by the Corporation or any of its subsidiaries, or affiliates, provided that the Executive may beneficially own, directly or indirectly, or exercise control or direction over, the voting securities of a publicly traded company which is engaged in any of the foregoing trade or businesses, on the condition that the percentage of such securities owned, controlled or directed by the Executive shall not exceed 5% of the voting securities of the publicly traded company.

         2.       Term of Employment.

         (a) Term. The initial term of the Executive's employment hereunder shall be for a period of two years, commencing as of the effective date of this Agreement. The term of the Executive's employment hereunder shall be automatically renewed for successive two-year renewal terms thereafter unless written notice is given by either party to the other party not later than 180 days prior to the expiration of the initial term or any renewal term. The initial term and each renewal term are referred to collectively in this Agreement as the "Term."

         (b) Earlier Termination. Notwithstanding the provisions of Paragraph 2(a) above, the Executive's employment hereunder may be terminated prior to the expiration of the Term as follows:

                  (1) The Corporation may terminate the Executive's employment hereunder for "Cause" (as defined in Paragraph 2(c) below), provided that the Corporation complies with the provisions of Paragraph 3(a)(1) below;

                  (2) The Corporation may terminate the Executive's employment hereunder upon the Executive's "Total and Permanent Disability" (as defined in Paragraph 2(d) below), provided that the Corporation complies with the provisions of Paragraphs 3(a)(1), 3(a)(2), 3(b) and 3(c) below;

                  (3) The Executive may terminate his employment hereunder for "Good Reason" (as defined in Paragraph 2(e) below);

                  (4) The Executive's employment hereunder shall terminate automatically upon his death;

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                  (5) The Corporation may terminate the Executive's employment hereunder at any time without "Cause" (as defined in Paragraph 2(c) below), provided that the Corporation complies with the provisions of Paragraphs 3(a)(1), 3(a)(2), 3(a)(3) (if applicable), 3(a)(4) (if applicable), 3(b) and 3(c) below.

         (c) Definition of "Cause". As used herein, "Cause" shall mean the occurrence of any of the following:

                  (1) the Executive's resignation from the office of Executive Vice President, Treasurer and Chief Financial Officer of the Corporation without the prior consent of the Corporation;

                  (2) acts of dishonesty or fraud on the part of the Executive which are intended to result in his substantial personal enrichment at the expense of the Corporation or its affiliates;

                  (3) the conviction after the exhaustion of all appeals by the Executive of a felony involving moral turpitude or the entry of a plea of nolo contendere for such a felony; or

                  (4) material violation of the Executive's responsibilities as set forth herein which are willful and deliberate; provided, however, that prior to the determination by the Board (acting on the recommendation of the Chief Executive Officer of the Corporation) that "Cause" under this Paragraph 2(c)(4) has occurred, the Board shall (A) provide to the Executive in writing, in reasonable detail, the reasons for the Board's determination that such "Cause" exists, (B) afford the Executive a reasonable opportunity to remedy any such breach, (C) provide the Executive an opportunity to be heard at the Board meeting where the final decision to terminate the Executive's employment hereunder for such "Cause" is to be considered, and (D) make any decision that such "Cause" exists in good faith.

         (d) Definition of "Total and Permanent Disability." The Executive shall be considered to have a "Total and Permanent Disability" if he qualifies for disability benefits under a long-term disability plan sponsored by the Corporation or its affiliates.

         (e) Definition of "Good Reason." As used herein, "Good Reason" shall mean the occurrence of any of the following:

                  (1) except where such failure or change is specifically approved by the Executive (whether as a member of the Board or individually), failure to elect or reelect or to appoint or reappoint the Executive to the offices of Executive Vice President, Treasurer and Chief Financial Officer

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         of the Corporation, or to a senior executive
         office of the Corporation or of any of its subsidiaries or affiliates at least equal in dignity, responsibility, importance and scope thereto, or any other material change by the Corporation of the Executive's functions, duties or responsibilities which would cause the ranking or level, dignity, responsibility, importance or scope of the Executive's position with the Corporation to become of less dignity, responsibility, importance or scope from the position and attributes thereof described in Paragraph 1 above; provided, however, that the Executive must first (i) provide the Board with written notice specifying the particular failure of the Corporation under this Paragraph 2(e)(1) and (ii) allow the Board 60 days from receipt of notice to cure such failure;

                  (2)      the liquidation or dissolution of the Corporation;

                  (3) any failure by the Corporation to pay to the Executive the Base Salary or other compensation and benefits provided for herein; provided, however, that the Executive must first (i) provide the Board with written notice specifying the particular failure of the Corporation under this Paragraph 2(e)(3) and (ii) allow the Board 15 days from receipt of notice to cure such failure;

                  (4) any other material breach of this Agreement by the Corporation; provided, however, that the Executive must first (i) provide the Board with written notice specifying the particular failure of the Corporation under this Paragraph 2(e)(4) and (ii) allow the Board 60 days from receipt of notice to cure such failure;

                  (5) any "Change in Control," which shall mean any of the following:

                           (A) the acquisition, directly or indirectly after the
                  date of this Agreement, in one or a series of transactions, of 25% or more of the Corporation's common stock by any "person" as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended;

                           (B) the consummation of a merger, consolidation,
                  share exchange or similar transaction of the Corporation with any other corporation, entity or group, as a result of which the holders of the voting capital stock of the Corporation as a group would receive less than 50% of the voting capital stock of the surviving or resulting corporation;

                           (C) the consummation of an agreement providing for the sale or transfer (other than as security for obligations of the Corporation) of substantially all the assets of the Corporation;

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                          (D) a material change in the composition or character
                  of the Board as follows: (i) the replacement of a majority of directors on the effective date of this Agreement by directors opposed by the Executive and a majority of the members of the Executive Committee of the Board (or, in the absence of the existence of an Executive Committee, a majority of the members of the Board) or (ii) at any meeting of the Corporation's shareholders, the election of a majority of directors standing for election who are opposed by the Executive and a majority of the members of the Executive Committee of the Board (or, in the absence of the existence of an Executive Committee, a majority of the members of the Board).

                  (6) Any change in the principal office of the Corporation to a location which is more than 30 miles from its current principal office at 5935 Carnegie Boulevard, Charlotte, North Carolina 28209.

         3.       Payments to the Executive Upon Termination of Employment.

         (a) Compensation. In the event that the Executive's employment with the Corporation is terminated, whether upon the expiration of the Term or upon the earlier termination of the Term as provided in Paragraph 2(b) above, then the Corporation shall pay to the Executive the following amounts on the date of such termination and shall provide to the Executive the following benefits, as applicable:

                  (1) In the event that the Executive's employment hereunder is terminated for any reason whatsoever, the Corporation shall pay to the Executive an amount equal to the sum of (i) his accrued but unpaid Base Salary, plus (ii) his accrued but unpaid vacation pay, plus (iii) any other compensation payments or benefits which have accrued and are payable in connection with such termination.

                  (2) In the event that the Executive's employment hereunder is terminated (i) by the Corporation because of the Executive's "Total and Permanent Disability" pursuant to Paragraph 2(b)(2) above, (ii) because of the Executive's death pursuant to Paragraph 2(b)(4) above, (iii) by the Executive for "Good Reason" pursuant to Paragraph 2(b)(3) above or
        (iv) by the Corporation pursuant to Paragraph 2(b)(5) above, then and in any such event, the Corporation shall pay to the Executive, in addition to the payments described in Paragraph 3(a)(1), a pro rata share of his bonus under the Management by Objectives Bonus Plan described in Paragraph 4(b) below for the fiscal year of the Corporation in which such termination occurs, calculated, for purposes of determining whether the targets contained therein have been met, under the assumption that the results of operations and financial condition of the Corporation (or any applicable

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        subsidiary) as of the Executive's termination date shall
        continue on the same basis through the end of such fiscal year.

                  (3) In the event that the Executive's employment hereunder is terminated (i) by the Corporation without "Cause" pursuant to Paragraph 2(b)(5) above (except in the event of a "Change in Control") or (ii) by the Executive for "Good Reason" (except in the event of a "Change in Control") pursuant to Paragraph 2(b)(3) above, then and in any such event, the Corporation shall pay to the Executive, in addition to the payments described in Paragraphs 3(a)(1) and 3(a)(2), an amount equal to two times the annual rate of Base Salary being paid to the Executive at the time of such termination.

                  (4) In the event that the Executive's employment hereunder is terminated (i) by the Executive for "Good Reason" because of a "Change in Control" pursuant to Paragraph 2(b)(3) above or (ii) by the Corporation under Paragraph 2(b)(5) above following a "Change in Control," then the Corporation shall pay to the Executive, in addition to the payments described in Paragraphs 3(a)(1) and 3(a)(2), an amount equal to two and one-half times the annual rate of Base Salary being paid to the Executive at the time of such termination (or if the Executive's Base Salary was then greater, on the date immediately preceding the date of the Change in Control).

                  (5) In the event that the Executive's employment hereunder is terminated upon expiration of the Term (unless the Executive refused to negotiate with the Corporation for an employment agreement with terms substantially similar to this Agreement), then the Corporation shall pay to the Executive an amount equal to the annual rate of Base Salary being paid to the Executive at the time of such termination.

         (b) Stock Options. The Executive has been awarded options to purchase shares of the Corporation's common stock under the Glenayre Technologies, Inc. 1991 Long-Term Incentive Plan and the Glenayre Technologies, Inc. 1996 Incentive Stock Plan and may in the future be awarded additional options to purchase shares of the Corporation's or a successor corporation's common stock under the Glenayre Technologies, Inc. 1996 Incentive Stock Plan or other option plans (collectively, the "Options"), such Options having been granted, or to be granted, for the number of shares and at a price per share specified in the agreements between the Corporation (or a successor corporation) and the Executive granting the Options. Notwithstanding any terms to the contrary contained in such stock option agreements, upon the Executive's termination of employment for any reason other than "Cause" (as that term is defined in Paragraph 2(c) above), (i) all Options shall become fully vested in the Executive and (ii) all Options shall become immediately exercisable


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and shall remain exercisable for a period of 12 months following the date of the
Executive's termination of employment.

         (c) Welfare Benefits. In the event that the Executive's employment hereunder is terminated (i) by the Corporation because of the Executive's "Total and Permanent Disability" pursuant to Paragraph 2(b)(2) above, (ii) because of the Executive's death pursuant to Paragraph 2(b)(4) above, (iii) by the Executive for "Good Reason" pursuant to Paragraph 2(b)(3) above, (iv) by the Corporation under Paragraph 2(b)(5) above or (v) upon expiration of the Term (unless the Executive refused to negotiate with the Corporation for an employment agreement with terms substantially similar to this Agreement), then and in any such event, the Corporation shall provide medical and dental benefits to the Executive (and the Executive's dependents) for a period of 12 months following such termination of employment at the Corporation's full expense and at the same levels of coverage as such benefits are provided to active employees of the Corporation. The Executive's right to continued medical and dental coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") shall begin at the expiration of the one year period described in this Paragraph 3(c).

         4. Compensation and Benefits. Subject to the terms of this Agreement and until the termination of the Term as provided in Paragraph 2 above, the Corporation shall pay compensation and provide benefits to the Executive as follows:

         (a) Base Salary. The Corporation shall pay to the Executive an initial salary of $210,000 per annum. Such base salary, as increased from time to time, is referred to herein as the "Base Salary". The Base Salary shall be payable in approximately equal monthly installments on the last business day of each month, or in such other installments and at such other times as the parties hereto may mutually agree upon. The Base Salary shall be increased (but not decreased) effective on January 1, 1998 and on each January 1 thereafter during the Term in the manner determined by the Board or its Compensation Committee in its absolute discretion.

         (b) Management by Objectives Bonus Plan. The Executive shall participate at a 70% level in the Glenayre Management by Objectives Bonus Plan, as in effect from time to time (the "MBO Plan"). The Executive's level of participation in the MBO Plan may be increased (but not decreased) from time to time as determined by the Board or its Compensation Committee in its absolute discretion.

         (c) 401(k) Plan. During the Term, the Executive shall be eligible to participate in the Corporation's 401(k) voluntary deferred compensation program (the "401(k) Plan") up to the maximum amount permitted by the terms of the 401(k) Plan, and the Corporation agrees to match the amounts of compensation
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deferred up to the maximum amount permitted under the provisions of the 401(k)
Plan.

         (d) Automobile or Automobile Allowance. The Corporation shall furnish an automobile or, at the Corporation's election, an automobile allowance to the Executive. Such automobile or automobile allowance shall be commensurate with the Executive's senior position, and, if the Executive is furnished an automobile, the Corporation shall pay all reasonable expenses for the operation, insurance and maintenance of such automobile.

         (e) Vacation and Holidays. The Executive shall be entitled to take four weeks of vacation (or, if more, the vacation provided under the Corporation's standard vacation policy for senior executives) in each successive 12-month period during the Term at such times as shall be mutually convenient to the Executive and the Corporation. The Executive shall be entitled to all paid holidays in accordance with the Corporation's policies.

         (f) Other Benefits. In addition to participation in all of the compensation and incentive programs as described in this Agreement, the Executive shall be entitled to participate in all bonus, compensation, savings, stock option, and other incentive plans and programs and in all qualified and non-qualified retirement plans, life, medical/dental insurance plans and short and long-term disability insurance plans of the Corporation, to the extent that he qualifies under the eligibility requirements of the respective plan or program.

         (g) Reimbursement of Expenses. In addition to automobile expenses, the Corporation shall reimburse the Executive for all reasonable expenses incurred personally by him on behalf of the Corporation.

         5. Location of Office. The Executive's principal place of employment shall be in Charlotte, North Carolina and he shall not be required to change such principal place of employment.

         6.       Confidential Information.

         (a) Covenant. The Executive shall not divulge, during the Term or at any time thereafter, to any person not employed by the Corporation or its subsidiaries or affiliates or otherwise engaged to render services to the Corporation, its subsidiaries or affiliates, any material Confidential Information.

         (b) Definition of "Confidential Information." As used herein, "Confidential Information" means:

                  (1) the name, address or requirements of any customer of the Corporation; or

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                  (2) any other secret or confidential information relating to any activity, invention or discovery of the Corporation not already in the public domain that the Executive has or shall have acquired during his employment by the Corporation or its subsidiaries or affiliates.

Provided, however, that this provision shall not preclude the Executive from disclosing such Confidential Information as may be required by any applicable law, regulation or directive or any governmental agency, court or other authority having jurisdiction in the matter, or in the proper course of conduct of the Corporation's business. In the event that any person seeks legally to compel the Executive to disclose Confidential Information, the Executive shall promptly provide the Corporation with notice so that the Corporation may have opportunity to seek a protective order or other appropriate remedy.

         7. Indemnification. The Corporation agrees (i) to indemnify, defend and hold harmless the Executive from and against any and all liabilities to which he may be subject as a result of his employment hereunder (as a result of his service as an officer or director of the Corporation or as an officer or director of any of the Corporation's subsidiaries or affiliates), and (ii) to indemnify the Executive for all costs, including attorney's fees and other professional fees and disbursements, of (A) any legal action brought or threatened against him as a result of such employment, or (B) any legal action in which the Executive is compelled to give testimony as a result of his employment hereunder, to the fullest extent permitted by, and subject to the limitations of, the laws of the State of Delaware.

         8. Reimbursement of Legal and Related Expenses. In the event that any dispute shall arise between the Executive and the Corporation relating to his rights under this Agreement, and it is determined by agreement between the parties, or by a final judgment of a court of competent jurisdiction that is no longer subject to appeal, that the Executive has been substantially successful in his claims, then reasonable legal fees and disbursements of the Executive in connection with such dispute shall be paid by the Corporation.

         9. Assignment. The Executive may not assign this Agreement or any of his rights, benefits, obligations or duties hereunder to any other person, firm, corporation or other entity.

         10. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or on the fourth business day after being placed in the United States mail by certified mail, return receipt requested, postage prepaid, addressed to the parties hereto as follows (provided that notice of change of address shall be deemed given only when actually received):

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              As to the Corporation:    Glenayre Technologies, Inc.
                                        5935 Carnegie Boulevard
                                        Charlotte, North Carolina 28209
                                        Attention:  Chief Executive Officer

              As to the Executive:      Stanley Ciepcielinski
                                        632 Stanhope Lane
                                        Matthews, North Carolina 28105

The address of any of the parties may be changed from time to time by such party service notice upon the other parties.

                  11. Law Applicable. This Agreement is made and executed with the intention that the construction, interpretation and validity hereof shall be determined in accordance with and governed by the laws of the State of North Carolina.

                  12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Corporation, its successors and assigns. This Agreement shall be binding upon and inure to the benefit of the Executive, his heirs and personal representatives.

                  13. Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them with respect to the subject matter hereof (including without limitation the Executive Severance Benefit Agreement dated as of February 1, 1995 between the Corporation and the Executive). This Agreement may not be changed or modified orally but only by an instrument in writing signed by the parties hereto, which instrument states that it is an amendment to this Agreement.

                  14. Severability. Should any provision of this Agreement or any part thereof be held invalid or unenforceable, the same shall not affect or impair any other provision of this Agreement shall not have any effect on or impair the obligation of the Corporation or the Executive.

                  15. Execution. This Agreement is hereby executed in multiple counterparts, each of which shall be deemed an original hereof.

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         IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed by its officers and its corporate seal to be hereunto affixed, and the Executive has hereunto set his hand and seal, all as of the day and year first above written.

                                          GLENAYRE TECHNOLOGIES,  INC.
                  [CORPORATE SEAL]
                                          By /s/ Gary B. Smith
ATTEST:                                   President and Chief Executive Officer

/s/ Eugene C. Pridgen
Secretary


                           /s/ Stanley Ciepcielinski   ___________[SEAL]
                           Stanley Ciepcielinski

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